Exhibit 12


              REALTY INCOME CORPORATION AND SUBSIDIARIES
                  STATEMENT OF COMPUTATION OF RATIOS
                        (dollars in thousands)

                                     Three months ended March 31,
                                     ----------------------------
                                       1999               1998
                                     -------            -------
Net income                           $ 9,929            $ 9,924
                                     =======            =======

Fixed charges:
   Interest                            5,610              2,341
   Amortization of fees                  270                150
   Interest capitalized                  294                 80
                                     -------            -------
      Fixed charges                    6,174              2,571
                                     =======            =======


Net income before fixed charges       15,809             12,415
Divided by fixed charges               6,174              2,571
                                     -------            -------
Ratios of earnings to fixed charges      2.6                4.8
                                     =======            =======
(continued)


As of March 31, 1999, we had not issued any of our preferred stock; therefore, the ratios of earnings to combined fixed charges and preferred share dividends are the same as the ratios of earnings to fixed charges for all periods presented.















                                                         Page 1



(table continued)

                                   Years ended December 31,
                       -----------------------------------------------
                         1998      1997      1996      1995     1994
                       -------   -------   -------   -------   -------
Net income             $41,304   $34,770   $32,223   $25,600   $15,224
                       =======   =======   =======   =======   =======
Fixed charges:
   Interest             13,044     7,800     1,987     2,186       354
   Amortization of fees    679       426       380       456        42
   Interest capitalized    660       168       150       217        --
                       -------   -------   -------   -------   -------
      Fixed charges     14,383     8,394     2,517     2,859       396
                       =======   =======   =======   =======   =======

Net income before
   fixed charges        55,027    42,996    34,590    28,242    15,620
Divided by fixed
   charges              14,383     8,394     2,517     2,859       396
                       -------   -------   -------   -------   -------
Ratios of earnings to
   fixed charges           3.8       5.1      13.7       9.9      39.4
                       =======   =======   =======   =======   =======


As of March 31, 1999, we had not issued any of our preferred stock; therefore, the ratios of earnings to combined fixed charges and preferred share dividends are the same as the ratios of earnings to fixed charges for all periods presented.

















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